EXHIBIT 10.1

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is effective February 8, 2005 and replaces the Employment Agreement entered into on February 1, 2004 as amended on February 7, 2005.

BETWEEN:

THE NEPTUNE SOCIETY, INC. a Florida corporation having its offices at 4312 Woodman Avenue, Third Floor, Sherman Oaks, CA 91423;

(the “Company”)

AND:

Jerry Norman, an individual having his residence at 1661 204th Ave, NE, Sammamish, WA 98074.

(the “Employee”)

        WHEREAS, the Company wishes to obtain the services of the Employee, and the Employee is willing to provide his service to the Company upon the terms and conditions set forth in this Agreement.

        NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto mutually covenant and agree as follows:

CONTRACT FOR SERVICES

1.     The Company hereby engages the Employee to act as the President and Chief Executive Officer. The Employee shall perform all duties incident to such position of Chief Executive Officer and other duties as may reasonably be required from time to time by the Board of Directors.

2.     The Employee shall provide the services at the time and in the manner set forth herein. The Employee shall perform his duties out of the Sherman Oaks, California or Florida office of the Company, but the Company may, at its discretion, direct that the duties be provided on occasion in other locations. The Employee shall perform his duties as long as a suitable work permit is in effect from the appropriate governing authorities.

VACATION

3.     Under this Agreement, the Employee is entitled to four weeks vacation per year.

FEES AND EXPENSES

4.1     In consideration of the Employee providing his services as President and Chief Executive Officer, the Company shall pay to the Employee, $222,000 annually.

The Company shall provide directly to the Employee, at no cost, vehicle parking at the office site. Medical or health insurance benefits for the Employee and Spouse shall be paid by the Company. The Employee will be directly responsible for all necessary travel, auto, and any other expenses incurred by the Employee in connection with the provision of the services hereunder, however, expenses incurred in performance of the work will be reimbursed by The Company per company policy. Expenses required to be paid by the Company for specifically required Company work, the Employee shall furnish statements and receipts as a requirement for reimbursement.

(a) Housing allowance. In addition, the Company shall provide the Employee with a monthly housing allowance of $4,000. This amount is in addition to the annual fees stated above. This will be payable on the 15th of each month.

4.2     Annual Bonus. In addition to the annual compensation set forth in paragraph 4.1 and conditioned on the Employee being employed by the Company on December 31st of the applicable year, the Employee shall be eligible to earn an annual bonus of up to a maximum of 100% of the Employee’s annual compensation (the “Annual Bonus”). The Annual Bonus shall be calculated based on achievement of yearly goals to be set by the Board of Directors on or before December 31st of each year. The Annual Bonus, if any, shall be paid to the Employee on or before March 31st of the calendar year following the year in which the goals are achieved even if the Employee is no longer employed by the Company on March 31st. For the calendar year 2005, the goals set by the Board of Directors and the manner of calculating the Annual Bonus are attached hereto as Appendix A

4.3     Stock Options. Employee shall retain the 150,000 stock options granted pursuant to paragraph 4.3 of the employment agreement dated February 1, 2004 with the same exercise price of $0.70 US per share, subject to the following:

(a) 100,000 of the options, to the extent not already vested, shall vest and become immediately exercisable as of the Effective Date of this Agreement;

(b) In the event that, on or before December 31, 2005, the Company becomes a privately-owned company and is no longer publicly-traded, all of the remaining stock options, to the extent not already vested and exercisable, shall immediately vest and become immediately exercisable by Employee;

(c) In the event that, on December 31, 2005, (i) Employee is still employed by the Company and (ii) the Company is still a publicly-traded company, 50,000 of the 150,000 options shall be deemed to have not vested and shall be immediately relinquished by Employee. For the avoidance of doubt, the parties have agreed that the Long Term Incentive provided in paragraph 4.4 hereof is being granted to Employee, in part, as replacement consideration for Employee’s agreement to relinquish 50,000 of the 150,000 options in the event that the Company does not become privately owned by December 31, 2005.

For the avoidance of doubt, this paragraph, and not paragraph 4.3 of the employment agreement dated February 1, 2004, shall govern the stock options granted to the employee.

4.4     Long Term Incentive.

(1) For purposes of this paragraph, the capitalized terms shall have the meanings set forth below:

(a) “EBITDA” means Earnings Before Interest, Taxes, Depreciation and Amortization, calculated in accordance with U.S. Generally Accepted Accounting Principles. However, extraordinary or non-recurring expenses such as costs associated with the opening of a new office shall not be included in the EBITDA for purposes of this paragraph.

(b) “Termination Date” means the date on which Employee’s employment terminates or the date on which this Agreement expires.

(c) “Employment Period” means the period of time between the Effective Date of this Agreement and the Termination Date.

(d) “Value” means EBITDA for the fiscal year ended immediately prior to the Termination Date, multiplied by 8.

(e) “Base Value” means EBITDA for the year ended December 31, 2004, multiplied by 8. For purposes of this Agreement, EBITDA for the year ended December 31, 2004 is deemed to be $3,125,000, and Base Value is deemed to be $25,000,000.

(f) “Increased Value” means the positive difference between Value and Base Value.

(2) In addition to the annual compensation set forth in paragraph 4.1, Employee shall earn a one-time bonus equal to 1.5% of the Increased Value (the “Bonus Amount”). The Bonus Amount shall be paid in full within ninety (90) days of the Termination Date. For purposes of example only, in the event the Termination Date is February 7, 2008, and EBITDA for the fiscal year ended immediately prior to February 7, 2008 is $6,000,000, Employee’s bonus shall be equal to $345,000, i.e., [($48,000,000-$25,000,000) x 1.5% = $23,000,000 x 1.5% = $345,000]

(3) No Bonus Amount shall be earned by Employee or be payable hereunder in the event that:

(a) Employee is terminated for cause; or

(b) During the Employment Period, the Value of the Company has not increased by a minimum of 15% per year (as averaged over the Employment Period).

CONFIDENTIAL INFORMATION

5.     The Employee shall well and faithfully provide the service to the Company, and use his best efforts to promote the interest thereof and shall not disclose (either during the term of this Agreement or at any time thereafter) the private affairs of the Company or any non-public trade secret of the Company, to any persons other than the Management of the Company, or as required in the normal course of business and shall not use (either during the continuance of this Agreement or at any time thereafter) for his own purposes, or for any purposes other than those of the Company, any information he may acquire with respect to the Company’s affairs. The Employee further agrees to execute such further and other agreements concerning the secrecy of the affairs of the Company or of any companies with which the Company is affiliated or associated, as the Management of the Company shall reasonably request. Furthermore, without restricting the generality of the foregoing, the Employee shall not either during the term of this Agreement or any time thereafter, directly or indirectly divulge to any person, firm or corporation:

(a) any non-public intellectual property, proprietary information, know-how, trade secrets, processes, product specifications, new product information or methods of doing business acquired in the course of providing the services hereunder;

(b) any non-public information with respect of Company personnel or organization, or any of the financial affairs or business plans of the Company; or

(c) any non-public information in respect of Company pricing policies, sales statistics, sales and marketing plans and strategies, profits, costs, or sourcing of clients.

TERM OF AGREEMENT

6.     This Agreement shall become effective on February 8, 2005, and shall continue until February 7, 2008 unless terminated upon mutual consent of the Employee and the Company, or until termination by the Employee or the Company in accordance with Sections 7 or 8, whichever is earlier.

BREACH OF AGREEMENT

7.     Without prejudice to any remedy the Company may have against the Employee for any breach or non-performance of this Agreement, the Company may terminate this Agreement, subject to Section 11, for breach by the Employee at any time effective immediately and without notice and without any payment for any compensation either by way of anticipated earnings or damage of any kind to him whatsoever, save and except in respect of fees payable to the date of such termination. For the purposes of this paragraph, any one of the following events shall constitute breach of this Agreement sufficient for termination, provided however, that the following events shall not constitute the only reasons for termination:

(a) being guilty of any dishonesty or gross neglect in the provision of the services hereunder; or

(b) being convicted of any criminal offense, other than an offense which in the reasonable opinion of the Company does not affect his position as a representative of the Company; or

(c) becoming bankrupt or making any arrangement or composition with his creditors; or

(d) alcoholism or drug addiction of the Employee which impairs his ability to provide the services required hereunder; or

(e) excessive and unreasonable absence of the Employee from the performance of the services for any reason other than for absence or incapacity specifically allowed hereunder.

(f) The breach of any clause or term, including but not limited to Section 6 of this Agreement and the attached Addendum (if any) to this Agreement

TERMINATION

8.1     The Employee shall be entitled to terminate this Agreement, at any time by giving 4 weeks notice in writing to the Board of Directors.

8.2     The Company shall be entitled to terminate this Agreement at any time without cause by giving Employee four (4) weeks notice in writing of the termination. In the event that Employee’s employment is terminated without cause, the Company shall pay to Employee (i) any salary and accrued vacation pay earned but unpaid as of the date of termination; (ii) a severance payment in an amount equal to seven months of the salary set forth in paragraph 4.1 if during the first year of this Agreement or eight months of the salary set forth in paragraph 4.1 if during the second or third year of this Agreement; (iii) the Bonus Amount; and (iv) any Annual Bonus earned by the Employee but unpaid on the date of termination. Items (i) and (ii) shall be paid on the date of termination. Item (iii) shall be paid within ninety (90) days after the date of termination. Item (iv) shall be paid on or before March 31st. The Company shall have no further obligation to Employee hereunder. Employee acknowledges and agrees that the payments set forth herein constitute liquidated damages for termination of his employment without cause and shall be Employee’s sole and exclusive remedy.

OWNERSHIP AND USE OF WORK PRODUCTS

9.1     The Employee agrees that any work product produced by the Employee in furtherance of the business of the Company, developed by the Employee, will be the sole and exclusive property of the Company.

9.2     This Agreement does not apply to general techniques, formulae, concepts or method for which no equipment, supplies, facility or other resources or trade secret information of the Company was used and which was developed entirely on the Employee’s own time unless such general techniques, formulae, concepts or method relates directly to the actual or specifically targeted business of the Company.

9.3     At any and all times during the term of this Agreement, the Employee will promptly, on the request of the Company, perform all such reasonable acts and execute and deliver all such documents that may be necessary to vest in the Company the entire right, title and interest in and to any such work products determined, by the Company, to be the exclusive property of the Company. Should any such services be rendered after expiration or termination of this Agreement, a reasonable fee, mutually agreed upon by the Employee and the Company, will be paid to the Employee on a per diem basis in addition to reasonable expenses incurred as a result of rendering such services.

RETURN OF PROPERTY

10.     In the event of termination of this Agreement, the Employee agrees to return to the Company any property, which may be in the possession or control of the Employee.

SURVIVAL

11.     Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of Section 5, 9, and 10 hereof and any other provision of this Agreement necessary to give efficacy thereto shall continue in full force and effect for 1 year following such termination.

NOTICE

12.     Any notice or other communication (each a “Communication”) to be given in connection with this Agreement shall be given in writing and will be given by personal delivery addressed as follows:

TO:	The Neptune Society 4312 Woodman Avenue, Third Floor Sherman Oaks, CA 91423 Attention: President

AND TO:	Jerry Norman 1661 204th Ave, NE, Sammamish, WA 98074

or at such other address as shall have been designated by Communication by either party to the other. Any Communication shall be conclusively deemed to have been received on the date of delivery. If the party giving any Communication knows or ought reasonably to know of any actual or threatened interruptions of the mails, any such Communication shall not be sent by mail but shall be given by personal delivery.

ENTIRE AGREEMENT

13.     This Agreement constitutes and expresses the whole agreement of the parties hereto with reference to the services of the Employee by the Company, and with reference to any of the matters or things herein provided for, or hereinbefore discussed or mentioned with reference to such services; all promises, representations, and understandings relative thereto being merged herein.

AMENDMENTS AND WAIVERS

14.     No amendment of this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties hereto. No waiver or any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

BENEFIT OF AGREEMENT

15.     The provisions of this Agreement shall enure to the benefit of and be binding upon the legal personal representatives of the Employee and the successors and assigns of the Employee and the Company.

SEVERABILITY

16.     If any provision of this Agreement is deemed to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision of this Agreement, and each and every section, subsection and provision of this Agreement is hereby declared and agreed to be severable from each other and every other section, subsection or provision hereof and to constitute separate and distinct covenants. The Employee hereby agrees that all restrictions herein are reasonable and valid.

17.     This Agreement shall be governed by and construed in accordance with the laws of the State of California. The Company and the Employee hereby irrevocably consent to the jurisdiction of the courts of the State of California.

COPY OF AGREEMENT

18.     The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

NUMBER AND GENDER

19.     Wherever the singular is used in this Agreement it is deemed to include the plural and wherever the masculine is used it is deemed to include the feminine or body politic or corporate where the context or the parties so require.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written:

THE NEPTUNE SOCIETY, INC.	EMPLOYEE

Authorized Signatory	Jerry Norman

Witness

Name

Address

Appendix A

        The Annual Bonus shall be determined by multiplying the Gross Bonus Amount by the Bonus Percentage.

A.     The Bonus Percentage.

        The Board of Directors has established five goals to be achieved during the calendar year 2005. Those goals are:

1.	Generate $28 million in gross revenue;
2.	Perform 2,692 at-need cases and generate $7 million in total services revenue;
3.	Sell 20,000 new pre-need contracts and generate $19.95 million in pre-need revenue;
4.	Achieve $1 million in net cash flow from operations and $2.5 million in EBITDA; and
5.	Open eight (8) new locations.

        For each one of the above five goals that is achieved by the Company as of the end of the 2005 calendar year, the Employee shall be entitled to 20% of the Gross Bonus Amount as calculated below (the “Bonus Percentage”). For purposes of example only, if the Company achieves only one of the above five goals, the Bonus Percentage would be 20%; if the Company achieves three of the above five goals, the Bonus Percentage would be 60%.

B.     The Gross Bonus Amount.

        The Gross Bonus Amount will be a product of two figures: (1) the EBITDA multiplier times (2) the Employee’s annual, salary as set forth in paragraph 4.1. The EBITDA multiplier will be determined by the EBITDA achieved as follows:

EBITDA	EBITDA Multiplier
Less than $2,500,000	7.5%
$2,500,000	30%
$3,000,000	45%
$3,500,000	60%

        For purposes of example only, if the Company achieves EBITDA for the calendar year 2005 of $3,000,000, the Gross Bonus Amount shall be 75% of the annual salary set forth in paragraph 4.1.

C.     Bonus Amount Calculation Example.

        If the annual salary is $222,000 and the EBITDA is $3,000,000, the Gross Bonus Amount would be $166,500. If the Bonus Percentage is 60%, the Annual Bonus would be $99,900.